Exhibit 99

HUMAN GENOME SCIENCES, INC. 14200 Shady Grove Road, Rockville, Maryland 20850
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Peter Vozzo
Senior Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES SECOND QUARTER 2010
FINANCIAL RESULTS AND KEY DEVELOPMENTS
- BENLYSTA® regulatory applications submitted in United States, Europe and Canada -
- $13.1 million recognized from raxibacumab deliveries to Strategic National Stockpile -
ROCKVILLE, Maryland — July 22, 2010 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended June 30, 2010, and provided highlights of recent key developments.
“BENLYSTA continued to make excellent progress toward commercialization in the second quarter of 2010,” said H. Thomas Watkins, President and Chief Executive Officer. “We and GlaxoSmithKline have submitted regulatory applications seeking approval to market BENLYSTA in the United States, Europe and Canada, and we expect to submit applications in other countries in the coming months. We have the potential, if FDA grants priority review, to receive approval of BENLYSTA in the United States before the end of 2010. The results of our BLISS-76 Phase 3 trial were presented in June at the 2010 EULAR meeting in Rome, and additional results from our BLISS-52 and BLISS-76 studies were presented at EULAR and at the International Congress on SLE in Vancouver. These results provided additional support for our belief that BENLYSTA could become the first new approved drug for lupus in more than 50 years.”
FINANCIAL RESULTS
HGS reported revenues for the quarter ended June 30, 2010 of $38.8 million, compared with revenues of $26.7 million for the same period in 2009. Revenues primarily included $19.1 million recognized from payments previously received under the ZALBIN™ agreement with Novartis, $13.1 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, and $4.8 million from manufacturing and development services other than raxibacumab and BENLYSTA.

The Company reported a reduced net loss for the second quarter of 2010 of $56.9 million ($0.30 per share), compared with a net loss of $65.4 million ($0.48 per share) for the second quarter of 2009.
For the first six months of 2010, HGS reported revenues of $85.3 million, compared with revenues of $204.0 million for the same period of the previous year. Revenues primarily included $46.7 million recognized from the ZALBIN agreement with Novartis, $26.7 million recognized from the sale and delivery of raxibacumab to the U.S. Strategic National Stockpile, and $8.7 million from manufacturing and development services other than raxibacumab and BENLYSTA. The reduction in revenues for the current six months, compared with the same period last year, primarily reflected the higher level of raxibacumab revenue, $162.7 million, recognized in 2009.
The Company reported a net loss of $104.7 million ($0.56 per share) for the six months ended June 30, 2010, compared with net income of $64.4 million ($0.47 per share) for the same period of the previous year. The net loss for the current six months, compared with the same period last year, primarily reflected the difference described above in raxibacumab revenue recognized in 2010 versus the same period in 2009, in addition to a gain in 2009 of $38.9 million on the extinguishment of debt.
As of June 30, 2010, cash and investments totaled $1.07 billion, of which $981.8 million was unrestricted and available for operations. This compares with cash and investments totaling $1.2 billion as of December 31, 2009, of which $1.1 billion was unrestricted and available for operations.
“HGS continues to invest in the materials and infrastructure required to support the commercial launch of BENLYSTA,” said David P. Southwell, Executive Vice President and Chief Financial Officer. “We have a strong cash position that allows us to invest strategically in building a fully commercial organization, product inventory for launch, and the development of our product pipeline.”
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA®: Regulatory Applications Submitted Seeking Approval to Market in the United States, Europe and Canada; BLISS-76 Results and Additional Phase 3 Data Presented at Scientific Meetings; Agreement with Lonza for Future Commercial Supply
In June 2010, GlaxoSmithKline (GSK) submitted a Marketing Authorization Application to the European Medicines Agency, seeking approval to market BENLYSTA (belimumab) in Europe for treatment of seropositive patients with SLE, and HGS submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking approval to market BENLYSTA for the same indication in the United States. No new drug for lupus has been approved by regulatory authorities in more than 50 years.

The results of BLISS-76, one of two pivotal Phase 3 trials of BENLYSTA, were presented in June at the 2010 Congress of the European League Against Rheumatism (EULAR) in Rome. Additional results from the BLISS-76 study were presented later in June at the 9th International Congress on SLE in Vancouver. Further analyses of the BLISS-52 Phase 3 study were presented at both of these scientific meetings. As previously reported, BENLYSTA met the primary efficacy endpoint in both Phase 3 trials. The efficacy of treatment with BENLYSTA plus standard of care was superior to placebo plus standard of care in both BLISS-52 and BLISS-76, with overall adverse event rates comparable to placebo plus standard of care.
On July 13, 2010, HGS and Lonza announced an agreement for future commercial supply of BENLYSTA. HGS believes that its large-scale manufacturing facility has ample capacity to provide worldwide supply of BENLYSTA following approval and for the first two or three years following launch. However, HGS also believes that additional capacity will eventually be required. Lonza, a leader in biologics manufacturing with a global network of large-scale production sites, was selected after a careful review of proposals from a number of highly qualified commercial manufacturing organizations.
BENLYSTA is being developed by HGS and GSK under a co-development and commercialization agreement entered into in 2006.
Raxibacumab: $13.1 Million in Revenue Recognized from Deliveries to the U.S. Strategic National Stockpile
In the second quarter of 2010, HGS recognized $13.1 million in revenue from the delivery of 4,149 doses of raxibacumab to the U.S. Strategic National Stockpile. The delivery was made under a purchase order received from the U.S. Government in July 2009 for 45,000 doses of raxibacumab to be delivered over a three-year period. HGS expects to receive approximately $142.0 million from the second award as deliveries are completed, including $44.4 million recognized to date. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).
ZALBIN™: Preliminary Feedback Received from FDA on BLA; MAA Withdrawn in Europe
HGS received preliminary written feedback from the FDA regarding the Company’s Biologics License Application seeking approval to market 900-mcg ZALBIN dosed every two weeks for the treatment of chronic hepatitis C. Although the BLA review is ongoing, HGS has concluded that licensure of this dosing regimen is unlikely, as previously reported. In April 2010, HGS announced that Novartis withdrew its Marketing Authorization Application for JOULFERON®, as ZALBIN is known outside the United States, from the European Medicines Agency. HGS and Novartis are considering development of ZALBIN dosed every four weeks. ZALBIN is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in 2006.

Oncology Program
In June 2010, HGS announced that the results of a randomized Phase 2 trial of mapatumumab in combination with bortezomib (Velcade) in patients with advanced multiple myeloma showed no difference in disease response or progression-free survival for the combination that included mapatumumab vs. the control group receiving bortezomib alone. Mapatumumab was well tolerated in the study. HGS expects to present the results in full at an appropriate scientific meeting later in 2010. A Phase 2 trial is currently underway to evaluate mapatumumab’s potential, in combination with Nexavar (sorafenib), in the treatment of advanced hepatocellular cancer.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences, BENLYSTA, and ZALBIN are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of Human Genome Sciences’ unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials and regulatory approvals, Human Genome Sciences’ ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, Human Genome Sciences’ dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the SEC. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(in thousands, except share and per share amounts)

Revenue:
Product sales	$13,120	$8,612	$26,668	$136,381
Manufacturing and development services	5,380	7,510	9,500	36,626
Research and development collaborative agreements	20,292	10,559	49,138	30,951

Total revenue	38,792	26,681	85,306	203,958

Costs and expenses:
Cost of product sales	7,527	6,391	15,095	14,569
Cost of manufacturing and development services	3,112	6,558	4,025	9,909
Research and development expenses	51,390	42,910	108,861	96,586
General and administrative expenses	23,755	12,802	42,092	27,080
Facility-related exit costs	—	11,434	—	11,434

Total costs and expenses (a)	85,784	80,095	170,073	159,578

Income (loss) from operations	(46,992)	(53,414)	(84,767)	44,380
Investment income	5,087	2,920	9,703	7,217
Interest expense	(14,794)	(13,819)	(29,460)	(29,549)
Gain on extinguishment of debt	—	—	—	38,873
Gain on sale of long-term equity investment	—	—	—	5,259
Charge for impaired investments	—	(1,250)	—	(1,250)
Other income (expense)	(164)	152	(217)	(528)

Income (loss) before taxes	(56,863)	(65,411)	(104,741)	64,402
Provision for income taxes	—	—	—	—

Net income (loss)	$(56,863)	$(65,411)	$(104,741)	$64,402

Basic net income (loss) per share	$(0.30)	$(0.48)	$(0.56)	$0.47

Diluted net income (loss) per share	$(0.30)	$(0.48)	$(0.56)	$0.47

Weighted average shares outstanding, basic	187,677,541	135,825,716	186,909,903	135,801,881

Weighted average shares outstanding, diluted	187,677,541	135,825,716	186,909,903	136,879,538

(a)	Includes stock-based compensation expense of $6,975 ($0.04 per basic and diluted share) and $3,386 ($0.02 per basic and diluted share) for the three months ended June 30, 2010 and 2009, respectively. Includes stock-based compensation expense of $10,819 ($0.06 per basic and diluted share) and $6,320 ($0.05 per basic and diluted share) for the six months ended June 30, 2010 and 2009, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2010	December 31, 2009
	(in thousands)

Cash, cash equivalents and investments (b)	$1,071,071	$1,191,660
Total assets (b)	1,419,595	1,530,630
Convertible subordinated debt (c)	361,066	349,807
Lease financing	249,648	248,628
Total stockholders’ equity	692,228	755,415

(b)	Includes $89,321 and $88,437 in restricted investments at June 30, 2010 and December 31, 2009, respectively.

(c)	Convertible subordinated debt is net of unamortized debt discount of $42,774 and $54,043 as of June 30, 2010 and December 31, 2009, respectively. Convertible subordinated debt at face value is $403,840 and $403,850 as of June 30, 2010 and December 31, 2009, respectively.
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